Exhibit 2.1

AMENDMENT

Amendment dated November 10, 2020, to the Agreement and Plan of Merger (the “Merger Agreement”), dated October 27, 2020, by and among Alberton Acquisition Corporation, Alberton Merger Subsidiary, Inc. and SolarMax Technology, Inc.

1.                  All terms defined in the Merger Agreement and used in this Amendment shall have the same meaning in this Amendment as in the Merger Agreement.

2.                  Section 5.12(a) of the Merger Agreement is amended by changing clause (x) to read as follows: “(x) $60,000 per month prior to the date of this Amendment and $70,674 commencing with payments made on or after the date of this Amendment or”.

3.                  To the extent that the payments made by the Company pursuant to this Amendment exceed the amount of the Extension Loans to be made by the Company pursuant to said Section 5.12(a) prior to this Amendment, Purchaser shall, at the Closing, cause to be delivered to the Surviving Corporation for cancellation, such number of Sponsor Shares as have a value, determined as provided in the Merger Agreement, equal to such excess.

4.                  Purchaser represents and warrants that the holders of the Sponsor Shares have agreed to the provisions of this Amendment.

5.                  Except as amended by this Amendment, the Merger Agreement shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

ALBERTON ACQUISITION CORPORATION

By:	/s/ Guan Wang
Name: Guan Wang
Title: CEO

ALBERTON MERGER SUBSIDIARY, INC.

By:	/s/ Guan Wang
Name: Guan Wang
Title: CEO

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
Name: David Hsu Title: CEO

[Signature Page to Amendment dated November 10, 2020 to Merger Agreement]